As filed with the Securities and Exchange Commission on June 20, 1996.
                                                       REGISTRATION NO. ________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                         FIRST SAVINGS FINANCIAL CORP.
            (Exact name of Registrant as specified in its charter)

      NORTH CAROLINA                                             56-1928110
 (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                             501 SOUTH MAIN STREET
                             POST OFFICE BOX 1885
                     REIDSVILLE, NORTH CAROLINA 27323-1885
                   (Address of Principal Executive Offices)

FIRST SAVINGS BANK OF ROCKINGHAM COUNTY, INC., SSB MANAGEMENT RECOGNITION PLAN
                FIRST SAVINGS FINANCIAL CORP. STOCK OPTION PLAN
                           (Full title of the Plans)
                             ____________________

                           DAVID S. KEMP, PRESIDENT
                         FIRST SAVINGS FINANCIAL CORP.
                             501 SOUTH MAIN STREET
                             POST OFFICE BOX 1885
                     REIDSVILLE, NORTH CAROLINA 27323-1885
                                (910) 342-4251
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:
                             EDWARD C. WINSLOW III
                               ELLEN P. HAMRICK
                           BROOKS, PIERCE, MCLENDON,
                          HUMPHREY & LEONARD, L.L.P.
                            2000 RENAISSANCE PLAZA
                             POST OFFICE BOX 26000
                       GREENSBORO, NORTH CAROLINA 27420

                        CALCULATION OF REGISTRATION FEE
===================================================================================================
TITLE OF SECURITIES           AMOUNT TO BE   PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
TO BE REGISTERED              REGISTERED/1/   OFFERING PRICE   AGGREGATE OFFERING   REGISTRATION
                                                 PER UNIT           PRICE/6/            FEE
- ---------------------------------------------------------------------------------------------------
Common Stock, no par value      37,935/2/       $11.125/3/        $  422,026.87
Common Stock, no par value      94,838/4/       $11.125/5/        $1,055,072.75        $509.35
===================================================================================================

                           (Footnotes on Next Page)

     THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND 17 C.F.R. (S)230.462.

     /1/Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the First Savings Financial Corp. Stock Option Plan ("Stock Option Plan"), and the First Savings Bank of Rockingham County, Inc., SSB Management Recognition Plan ("MRP") as a result of a reclassification, reorganization, recapitalization, stock split, stock dividend or similar occurrence which makes an adjustment of shares just and appropriate.

     /2/Represents the total number of shares issued under the MRP.

     /3/Assumes a value per share for shares which have been issued under the MRP equal to $11.125, which was the price per share paid on April 11, 1996 (the last trade known to management to have occurred prior to April 19, 1996).

     /4/Represents the total number of shares which may be issued pursuant to options granted under the Stock Option Plan.

     /5/Assumes a value per share underlying options granted under the Stock Option Plan equal to $11.125, which was the price per share paid on April 11, 1996 (the last trade known to management to have occurred prior to April 19, 1996).

     /6/Estimated total for the purposes of calculating the registration fee in accordance with Rule 457(c) and (h). There is no established market for the Common Stock, excluding limited sporadic quotations, although the Registrant's Common Stock is quoted over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc. Subject to the foregoing, and based upon the price paid and the last trade known to management to have occurred prior to April 19, 1996, which trade occurred on April 11, 1996, the per share market value of the Common Stock would be $11.125.

================================================================================

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM I.  PLAN INFORMATION.

       This Registration Statement on Form S-8 relates to the registration of up to 132,773 shares of common stock, no par value, of First Savings Financial Corp. (the "Registrant") (i) which are reserved for issuance pursuant to options which have been granted under the First Savings Financial Corp. Stock Option Plan ("Stock Option Plan"), and (ii) which have been issued pursuant to the First Savings Bank of Rockingham County, Inc., SSB Management Recognition Plan ("MRP"). This Registration Statement also relates to an indeterminent number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Stock Option Plan or pursuant to the MRP as a result of a reclassification, reorganization, recapitalization, stock split, stock dividend or similar occurrence which makes an adjustment of shares just and appropriate. Documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Stock Option Plan and MRP as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

       The required statement is contained in the prospectus to be delivered pursuant to Part I of this Registration Statement as specified by Rule 428(b)(1).

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents filed with the Commission are incorporated herein by reference:

       (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

       (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

       (c) The description of the Registrant's Common Stock contained in the Registrant's S-1 Registration Statement, Registration No. 33-93096, incorporated by reference in the Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on September 8, 1995 (File No. 026730), including any amendment or report filed for the purpose of updating such description.

       All documents subsequently filed by the Registrant and the Stock Option Plan or MRP pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

       Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Registrant's Articles of Incorporation provide that to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Registrant or any of its stockholders or otherwise for monetary damages for breach of any duty as director. The Registrant's By-laws state that any person who at any time serves or has served as a director or officer of the Registrant, or who, while serving as a director or officer of the Registrant, serves or has served at the request of the Registrant as a director, officer, partner, trustee, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the fullest extent permitted by law against (a) reasonable expenses, including attorneys' fees, incurred by him in connection with any threatened, pending or completed civil, criminal, administrative, investigative, or arbitrative action, suit, or proceeding (and any appeal therein), whether or not brought by or on behalf of the Registrant, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan) or penalty for which he may have become liable in any such action, suit or proceeding, or in connection with a settlement approved by the Board of Directors of any such action, suit or proceeding.

       Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

       Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

       In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

       The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirely by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

ITEM 8.  EXHIBITS

       The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-B):

          Exhibit No.                   Description of Document
          -----------                   -----------------------
            (4)(i)          The Registrant's Articles of Incorporation
                            (incorporated by reference to Exhibit (3)(i) of the
                            Registrant's S-1 Registration Statement,
                            Registration No. 33-93096)

            (4)(ii) The Registrant's Bylaws (incorporated by reference to Exhibit (3)(ii) of the Registrant's S-1
                            Registration Statement, Registration No. 33-93096)

            (4)(iii)        Specimen Stock Certificate for the Registrant

            (5)             Opinion of Brooks, Pierce, McLendon, Humphrey
                            & Leonard, L.L.P. as to legality of securities being registered

            (10)(i)         First Savings Financial Corp. Stock Option Plan

          (10)(ii)          First Savings Bank of Rockingham County, Inc.,
                            SSB Management Recognition Plan

          (23)(i)           Consent of Brooks, Pierce, McLendon, Humphrey
                            & Leonard, L.L.P. (included in Exhibit 5)

          (23)(ii)          Consent of KPMG Peat Marwick LLP

ITEM 9.  UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwith standing the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply
       --------  -------
if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 thereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reidsville, State of North Carolina, on the 19th day of June, 1996.


                                   FIRST SAVINGS FINANCIAL CORP.
                                   Registrant


                                   By:    /s/ David S. Kemp
                                          ----------------------------------
                                          DAVID S. KEMP, PRESIDENT


     Each person whose individual signature appears below hereby makes, constitutes and appoints David S. Kemp to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  June 19, 1996        By:  /s/ David S. Kemp
                                 --------------------------------------------------------------
                                 DAVID S. KEMP, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                            (PRINCIPAL EXECUTIVE OFFICER)


Date:  June 19, 1996        By:  /s/ Cynthia F. Teague
                                 --------------------------------------------------------------
                                 CYNTHIA F. TEAGUE, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND
                                            CHIEF ACCOUNTING OFFICER
                                            (PRINCIPAL FINANCIAL OFFICER AND
                                            PRINCIPAL ACCOUNTING OFFICER)


Date:  June 19, 1996        By:  /s/ Pat F. Brady
                                 --------------------------------------------------------------
                                 PAT F. BRADY, DIRECTOR


Date:  June 19, 1996        By:  /s/ Fred B. Coates
                                 --------------------------------------------------------------
                                 FRED B. COATES, DIRECTOR


Date:  June 19, 1996        By:  /s/ Phillip M. Hooper
                                 --------------------------------------------------------------
                                 PHILLIP M. HOOPER, DIRECTOR

Date:  June 19, 1996        By:  /s/ George I. Richardson
                                 --------------------------------------------------------------
                                 GEORGE I. RICHARDSON, DIRECTOR


Date:  June 19, 1996        By:  /s/ Benton S. Smothers
                                 --------------------------------------------------------------
                                 BENTON S. SMOTHERS, DIRECTOR


Date:  June 19, 1996        By:  /s/ Gilbert R. Upchurch
                                 --------------------------------------------------------------
                                 GILBERT R. UPCHURCH, DIRECTOR

                                 EXHIBIT INDEX

                                                                Method of         Sequentially
Exhibit No.                  Description                         Filing           Numbered Page
- -----------                  -----------                        ---------         -------------
  (4)(i)       The Registrant's Articles of                  Incorporated by          - - -
               Incorporation                                 Reference

  (4)(ii)      The Registrant's Bylaws                       Incorporated by          - - -
                                                             Reference

  (4)(iii)     Specimen Stock Certificate for the            Filed Herewith
               Registrant

    (5)        Opinion of Brooks, Pierce, McLendon,          Filed Herewith
               Humphrey & Leonard, L.L.P. as to
               legality of securities being registered

  (10)(i)      First Savings Financial Corp. Stock           Filed Herewith
               Option Plan

  (10)(ii)     First Savings Bank of Rockingham              Filed Herewith
               County, Inc., SSB Management
               Recognition Plan

  (23)(i)      Consent of Brooks, Pierce, McLendon,          Filed Herewith
               Humphrey & Leonard, L.L.P. (included
               in Exhibit 5)

  (23)(ii)     Consent of KPMG Peat Marwick LLP              Filed Herewith

                                       8